FORBEARANCE, WAIVER AND MODIFICATION NO. 1

TO LOAN AND SECURITY AGREEMENT

This Forbearance, Waiver and Modification No. 1 to Loan and Security Agreement (“Modification”) is entered into as of December 31, 2013 (the “Modification Effective Date”), by and between Partners for Growth III, L.P., a Delaware limited partnership with its principal place of business at 150 Pacific Avenue, San Francisco, California 94111 ("PFG") and each of Healthcare Corporation of America, a Delaware corporation (FKA “Selway Capital Acquisition Corporation” (“Borrower”)), Healthcare Corporation of America, a New Jersey corporation, Prescription Corporation of America, a New Jersey corporation, and PCA Benefits, Inc., a New Jersey corporation, each with its principal place of business as at the Modification Effective Date at 66 Ford Road, Suite 230, Denville, NJ 07834 (individually and collectively, jointly and severally “Guarantor” and, together with Borrower, “Obligor”), with reference to the following facts:.

WHEREAS, Obligor and PFG have, inter alia, entered into that certain Loan and Security Agreement dated as of July 17, 2013 (the “Loan Agreement”);

WHEREAS, PFG has provided in full the credit contemplated under the Loan Agreement and Obligor is in default under the Loan Agreement and, as you are aware, un-waived Events of Default have occurred and are continuing under the Loan Agreement, including, without limitation, the following Events of Default: (1) Obligors' failure to comply with Section 9(d) of the Schedule to the Loan Agreement by failing to deliver a Control Agreement in respect of Obligors’ deposit accounts; (2) Obligor has failed to effect the transfer of its domain name as required under Section 9(k) of the Schedule, (3) Obligor has failed to terminate Bridge Note liens as required under Section 9(y) of the Loan Agreement, and (4) a breach of Section 3.8 as a result of the restatement of Financial Statements of Borrower and its Subsidiaries and therefore, an Event of Default under Section 6.1(a) of the Loan Agreement; (5) reports and other evidence indicates that the Obligors will fail to meet the Minimum Cash Financial Covenant for the reporting month of December 2013, (6) Borrower has failed to provide the Reports required under Section 6 of the Schedule for the months of August and September, (7) any Event of Default that may have arisen out the change of name of Borrower not notified in accordance with the Loan Agreement, and (8) the Events of Default specified in item (1), (2), (3), (4) and (5), above, constitute (and in the case of (6), potentially conceal) a Material Adverse Change with respect to Obligors and, therefore, an Event of Default under Section 6.1(o) of the Loan Agreement (the “Specified Defaults”);

WHEREAS, certain Events of Default occurred under the Loan Agreement, as a result, an Event of Default has occurred under Sections6.1(g) and 6.1(h) of the Loan Agreement (the “Cross Defaults”);

WHEREAS, Borrower has represented to PFG that: (i) it intends to conduct and conclude an initial closing of a Subordinated Debt and/or equity financing between the Modification Effective Date and December 31, 2013 (such period ending on December 31, 2013, the “Bridge Financing Period”), raising in such initial closing not less than $2,000,000 in “proceeds” received from investors and vendors (as contemplated in the next sentence) as from the Modification Effective Date and ending on December 31, 2013 (the “Bridge Financing”). The term “proceeds” as used in the preceding sentence may include credits against bona fide accounts payable to vendors falling due prior to June 30, 2014;

WHEREAS, Obligor desires that PFG consent to the Bridge Financing, forbear from exercising remedies under the Loan Agreement, waive the Cross Defaults and conditionally waive certain Specified Defaults and to otherwise modify the terms and conditions of the Loan Documents as set forth herein, and subject to Obligors’ compliance with the terms and conditions of this Modification, PFG is willing to do;

NOW THEREFORE, the parties hereby agree as follows:

1.            DESCRIPTION OF EXISTING INDEBTEDNESS: Among other Obligations and indebtedness which may be owing by Obligor to PFG, Obligor is indebted to PFG pursuant to, among other documents, the Loan Agreement and the Guaranty. The Loan Agreement provides for a convertible term loan in the principal amount of up to $5,000,000, receipt of which Obligor acknowledges and all of which is outstanding on the date hereof. Defined terms used but not otherwise defined herein shall have the same meanings set forth in the Loan Agreement and the other Loan Documents.

2.            DESCRIPTION OF COLLATERAL. Repayment of Obligations is secured by the Collateral, as described in the Loan Agreement, in Stock Pledge Agreements delivered in favor of PFG by Obligors, and in the Intellectual Property Security Agreement and Collateral Agreements and Notices of even date with the Loan Agreement (the “IP Security Agreements”). Hereinafter, the above-described Loan Agreement, IP Security Agreements, Cross Corporate Continuing Guaranty and Security Agreement, Solvency Certificates, Pledge Agreements, Representations and Warranties, and Post Closing Obligations Letter Agreement, together with all other documents securing repayment of the Indebtedness or otherwise executed in connection with the Loan Agreement shall be referred to as the "Existing Loan Documents".

3.            MODIFICATIONS TO LOAN AGREEMENT; NEW TERMS. The Loan Agreement is modified as follows with effect from the Modification Effective Date:

3.1           Senior Lender. All references in the Loan Agreement to “Senior Lender”, Senior Loan Documents and “Senior Debt” are deleted to reflect the repayment of the Senior Lender and termination of its Liens on or before the Modification Effective Date. Without limiting the foregoing:

(a)          Section 3.16(c) is replaced in its entirety with the following:

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“(c) As of the Effective Date, no Obligor shall have any outstanding Indebtedness or other borrowing other than capitalized leases and similar financial obligations expressly disclosed in the Representations.”

(b)          All qualifications of PFG actions as being “subject to the rights of the Senior Lender” are hereby deleted, with the exercise of such rights being subject only to the rights of any other Persons specified in such clauses.

(c)          Clause (iv) of the definition of Permitted Indebtedness is deleted.

(d)          Clause (viii) of the definition of Permitted Indebtedness is replaced in its entirety with the following:

“(viii) reimbursement obligations in respect of letters of credit in an aggregate face amount outstanding not to exceed $250,000 at any time outstanding, which has been reported to PFG in writing;”

(e)          Clause (xi) of the definition of Permitted Liens is deleted.

(f)          The definitions of “Senior Lender” and “Senior Debt” are deleted.

(g)          Section 6(i) of the Schedule is deleted.

(h)          Section 8(a) of the Schedule is replaced in its entirety with the following:

“(a) Senior Lender. PFG shall consider but shall have no obligation to consent to Obligor incurring Indebtedness senior in priority or repayment to the Obligations, such consent to be in PFG’s sole discretion.”

(i)          Section 8(b) of the Schedule is replaced in its entirety with the following:

“Deposit Accounts. Concurrently, each Obligor shall cause the banks and other institutions where its Deposit Accounts are maintained to enter into control agreements with PFG, in form and substance satisfactory to PFG in its good faith business judgment and sufficient to perfect PFG’s security interest in said Deposit Accounts. Said control agreements shall permit PFG, upon a Default, to exercise exclusive control over said Deposit Accounts. Notwithstanding the foregoing (but subject to Borrower and each Obligor’s continuing obligation to disclose all Deposit Accounts under Section 3.4(b) of the Agreement), Borrower and each Obligor shall not be required to provide a Control Agreement in respect of: (i) petty cash accounts with a maximum balance at any time not exceeding $25,000; (ii) Deposit Accounts used exclusively to fund payroll and related employment taxes, including withholding tax. For the avoidance of doubt, if any of the foregoing accounts used at any time for other than the specified purposes or substantially identical purposes, then a Control Agreement shall be required in respect of such Deposit Accounts.”

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3.2           Conversion; Conversion Price. Section 1(c) of the Schedule is replaced in its entirety with the following:

“(c) Optional Conversion:	Subject at all times to Section 1(d) of this Schedule, at any time prior to the Maturity Date, PFG may at its option convert the Note (or any part thereof) at any time up to and including the Maturity Date into the common stock of Borrower (an “Optional Conversion”) at One Dollar and Fifty Cents ($1.50) per share (the “Optional Conversion Price”), subject to adjustment in the same manner as the Number of Shares and Exchange Price are adjusted under Section 4 of the Conditionally-Exercisable PFG Warrant (as defined in Section 9(l) of this Schedule). PFG may exercise its right to convert the Loan or part thereof by sending notice thereof via facsimile or electronic mail specifying the amount to be converted into Conversion Stock (a “Conversion Notice”). The date on which a Conversion Notice is sent to Borrower shall be a Conversion Date. Pursuant to the terms of the Conversion Notice, Borrower will use its reasonable best efforts to issue the Conversion Stock within three (3) Business Days of the delivery of the Conversion Notice and in any event shall issue the Conversion Stock within five (5) Business Days of the delivery of the Conversion Notice.”

3.3           Elimination of Mandatory Conversion Right. Section 1(d) of the Schedule is deleted; Borrower shall have no right to cause the conversion of the Loan. A new Section 1(d) is hereby added to the Schedule, as follows:

“(d) Conversion Limitations.

(i) Certain Definitions. For purposes of this Section 1(d): (A) “PFG Parties” means, collectively, PFG, PFG Equity Investors, LLC (“PFGEI”), Silicon Valley Bank, SVB Financial Group (Silicon Valley Bank and SVB Financial Group, collectively, “SVB”) and their respective Affiliates, and any other Persons who hold equity securities of Borrower that are or may be deemed to be beneficially owned by PFG, PFGEI or SVB, including any group of which PFG, PFGEI or SVB is a member, (B) “group” has the meaning set forth in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, (C) “Convertible Security” means the Note, the Warrants and any other convertible or derivative security that may be exercised for or converted into the Common Stock of Borrower; and (D) “Conversion Notice” means the notice of Holder Conversion under the Note, the Election to Exchange under the Warrant, and any other election to exercise or convert a Convertible Security into the Common Stock or other equity securities of Borrower, and “Conversion” (and derivatives) means a conversion of the Note and an exercise or exchange of any warrant.

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(ii) Conversion Limitation. Notwithstanding anything to the contrary set forth in the Loan Agreement, the Note, the Warrants, or any other agreement, security or instrument between Borrower and a PFG Party, Borrower shall not effect any Conversion of the Note or any Warrant or any other Convertible Security held or beneficially owned by the PFG Parties, and no PFG Party shall have the right to Convert the Note, any Warrant or any other Convertible Security in whole or in part to the extent that, after giving effect to such attempted Conversion, as set forth in the relevant Conversion Notice, the PFG Parties would collectively beneficially own a number of shares of Common Stock of Borrower in excess of the Beneficial Ownership Limitation (as hereinafter defined). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the PFG Parties shall include the number of shares of Common Stock issuable upon Conversion of the Note and Warrants subject to a Conversion Notice with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon Conversion of the remaining, non-converted Convertible Securities held or beneficially owned by the PFG Parties. Except as set forth in the preceding sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. The “Beneficial Ownership Limitation” shall be 9.9% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon Conversion of that portion of the Convertible Securities proposed to be Converted pursuant to a Conversion Notice (to the extent permitted pursuant to this Section 1(d)).

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(iii) Capitalization Table. Upon delivery of a Conversion Notice issued in compliance with this Section, Borrower shall within three (3) Business Days deliver to a requesting PFG Party a true, complete, accurate and correct capitalization table in detail sufficient for a reasonable Person to calculate the percentage of stock such Person may beneficially own in Borrower (the “Capitalization Statement”). In determining the number of outstanding shares of Common Stock or other equity securities, the PFG Parties may conclusively rely on the Capitalization Statement.

(iv) Decrease of Beneficial Ownership Limitation. The PFG Parties, jointly but not separately, upon not less than 61 days’ prior notice to the Borrower, may decrease (only) the percentage Beneficial Ownership Limitation provisions of this Section 1(d). Any such decrease will not be effective until the 61st day after such notice is delivered to Borrower.

(v) Successors and Assigns. The limitations set forth in this Section 1(d): (A) shall not apply to a successor holder of the Note, the Warrants or other Convertible Securities that is not an Affiliate of a PFG Party, but (B) shall remain in effect so long as a PFG Entity beneficially owns any equity securities of Borrower, regardless of the repayment of the Loan, in full or in part, upon maturity, redemption, an event of default or otherwise.

(vi) Omnibus Effect. The foregoing provisions shall supersede anything to the contrary in the Loan Agreement, the Note, the Warrant, or any other agreement, security or instrument between Borrower and a PFG Party.”

3.4           Elimination of Amortization Right. Section 1(e) of the Schedule is deleted; Section 1(f) of the Schedule is redesignated Section 1(e) and is replaced in its entirety with the following:

“Prepayment:	Borrower may at any time prepay the Loan in whole only, without penalty or fee; provided, however, that the Conditionally-Exercisable Warrants held by PFG and its designees (as referenced in Section 9(z) of this Schedule) shall, subject to Section 1(d) of this Schedule, become immediately exercisable by the holders thereof.”

3.5           Conversion Price Adjustment. The un-numbered paragraph at the end of Section 1 of the Schedule entitled “Conversion Price Adjustment” is hereby deleted.

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3.6           Interest Rate. Section 2 of the Schedule is amended to read in its entirety as follows:

“Interest Rate (Section 1.2):	The Loan shall bear interest at a per annum rate equal to the Prime Rate from time to time, plus 5.25%, adjusted as and when the Prime Rate changes (i.e., floating). Notwithstanding the foregoing, the Interest Rate shall not at any time exceed 10% per annum, unless the interest rate is the Default Rate.

Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed each month. Accrued interest for each month shall be payable monthly, on the first day of each month for interest accrued during the prior month.”

3.7           Restriction on Corporate Transactions. Section 4.6 of the Loan Agreement is amended by deleting the “or” at the end of clause (xvii), renumbering clause (xviii) as clause (xix) and inserting a new clause (xviii), as follows:

“(xviii) enter into any corporate transaction, including any transaction between Borrower and any of its stockholders, the effect of which would be to increase the beneficial ownership of Borrower held by PFG and its Affiliates, including stock repurchases, reverse stock splits, recapitalizations or any other transaction or series of transactions, the effect of which would be to decrease the number of shares of Common Stock outstanding, reduce the conversion or exercise price of Convertible Securities (as defined in Section 1(d)(i)(C) of the Schedule, increase the number of shares of Common Stock into which such Convertible Securities are convertible or exercisable, or otherwise increase the beneficial ownership of the PFG Parties; provided that (but without limiting any other restrictions on such transactions set forth elsewhere in any Loan Document) PFG will not unreasonably withhold its consent to any such transaction if not less than ten (10) Business Days prior to Borrower resolving to or entering into any binding obligation to consummate such a transaction, Borrower provides all salient details of such transaction, together with a then current and pro forma fully-diluted capitalization table for Borrower; or”

3.8           Financial Covenants. Section 5 of the Schedule shall be replaced in its entirety with the following (it being the intention of PFG to cease testing financial covenants until July 1, 2014):

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“5. Financial Covenants
(Section 4.1):

Minimum Liquidity:	Borrower shall: (i) at all times as from June 30, 2014 (to be reported on July 1, 2014 and reported monthly thereafter in its Compliance Certificates delivered in accordance with Section 6 of the Schedule) maintain (A) Cash plus (B) accounts receivable, divided by PFG principal Obligations of greater than 1.25; and (ii) at all times as from December 31, 2014 (to be reported on January 1, 2015 and reported monthly thereafter in its Compliance Certificates delivered in accordance with Section 6 of the Schedule) maintain (A) Cash plus (B) accounts receivable, divided by PFG principal Obligations of greater than 1.5.

Right to Set 2015
Covenants/Thresholds:	In lieu of, and not in addition to, the Minimum Liquidity covenants set forth above for calendar 2015 and beyond, PFG reserves the right in its business discretion to set financial covenants for calendar 2015 and beyond based upon Borrower’s 2015 Plan.”

3.9           Forbearance Fees. Borrower shall pay PFG cash fees in the amount of (i) $50,000, due at the earlier of the initial consummation of Bridge Financing and end of the Forbearance Period (as hereinafter defined), and (ii) $100,000, due June 30, 2014.

3.10         Risk Reduction Stock Issuance. In consideration of and compensation for the additional risk undertaken by PFG arising out of the Specified Defaults, on or within two (2) Business Days following the Modification Effective Date, Borrower shall issue PFG an aggregate of 425,000 shares of Borrower’s common stock. Borrower hereby grants PFG the option to require Borrower to buy from PFG 25,000 of the shares issued to PFG pursuant to this Section 3.10, then owned by PFG, in whole and not in part, at an aggregate price of $250,000 commencing July 1, 2014, such option exercisable until June 30, 2019 (the “Put Right”). In order to exercise the put option provided in this Section 3.10, PFG shall deliver to Borrower a written put option notice setting forth the closing date for the exercise of such notice, which date shall be a Business Day not less than 15 days after the date such notice is delivered. No separate instrument or other writing shall be required in order for the Put Right as granted in this Section 3.10 of the Modification to be binding and enforceable upon the Company. The shares issuable to PFG pursuant to this Section 3.10, together with the Warrants modified in connection with this Modification and the underlying shares of common stock, and the shares of common stock issuable upon conversion of the Note are collectively referred to herein as the “Securities.”

3.11         Interest Rate During Forbearance Period. The Interest Rate under the Loan Agreement applicable to monetary Obligation: (i) as from October 1, 2013 through the consummation of the Bridge Financing, shall be the Default Rate; and (ii) as from the consummation of the Bridge Financing and June 30, 2014, assuming no Default shall have occurred and then be continuing, shall be ten percent (10%) per annum. Commencing July 1, 2014, assuming no Default has occurred and is then continuing, the interest rate shall revert to the rate set forth in Section 2 of the Schedule, as amended.

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3.12         Consummation of Bridge Financing. Prior to December 31, 2013, Borrower shall consummate an initial closing of the Bridge Financing (as defined in the Recitals) which, for the avoidance of doubt, may in calculating proceeds of such initial Bridge Financing include credits against bona fide accounts payable to vendors falling due prior to June 30, 2014, which Bridge Financing, if consummated in accordance with these terms, is hereby consented to by PFG.

3.13         Collateral Audit; PFG Inspection. Without regard to any limitations on audits and inspections under Section 4.5 of the Loan Agreement (including as to dollar reimbursement cap and frequency), upon five (5) Business Days’ notice delivered prior to December 31, 2013, Obligor shall permit PFG and its agents to visit Obligors’ premises to meet with management and conduct such financial and Collateral audits as PFG may determine. Obligor shall make appropriate staff and third parties available to PFG for the aforementioned purposes and shall pay all reasonable expenses of PFG and its agents in connection with such visit, audit and inspection.

3.14         Cure of Existing Events of Default. No later than December 31, 2013, (i) Obligors' shall deliver a Control Agreement to PFG in respect of Obligors’ deposit accounts as required under Section 9(d) of the Schedule; (ii) Obligor shall effect the transfer of its domain name as required under Section 9(k) of the Schedule, (iii) Obligor shall terminate Bridge Note liens as required under Section 9(y) of the Schedule, and in the case of items (ii) and (iii), Obligor shall concurrently provide evidence of the same to PFG.

3.15         Amendment of Section 3.16. Section 3.16(c) shall be deleted in its entirety and replaced with the following, with effect from the Modification Effective Date:

(c) No Obligor shall have any outstanding Indebtedness or other borrowing, other than (i) capitalized leases and similar financial obligations expressly disclosed in the Representations, and (ii) in the case of Borrower, subordinated Indebtedness arising in connection with the Bridge Financing.

3.16         Compliance Certificate. The Compliance Certificate in effect on the date of the Loan Agreement is hereby superseded by the Compliance Certificate as set forth in Exhibit C.

3.17.         Joinder of Parties. On or prior to January 31, 2014, any Subsidiaries of any Obligor coming into existence after the Effective Date of the Loan Agreement shall, at the option of PFG (unless otherwise agreed by PFG to be exempted as “New Vehicles” under Section 4.13 of the Loan Agreement), be joined to the Loan Documents as Borrower, Guarantor or otherwise, as PFG may then require.

For the avoidance of doubt, the failure of any Obligor to satisfy the conditions set forth in Sections 3.9, 3.10, 3.12, 3.13, 3.14 and 3.16 within the time frames set forth therein shall, unless waived by PFG in its sole discretion, constitute an Event of Default.

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4.          ACKNOWLEDGMENT OF SPECIFIED DEFAULTS; CONDITIONAL WAIVER; WAIVER. Borrower acknowledges that it is currently in default under the Loan Agreement due to the Specified Defaults and the Cross Defaults. PFG hereby waives the Events of Default arising out of the Cross Defaults. If no Event of Default has occurred and is continuing under the Loan Agreement, other than the Specified Defaults, and Obligor timely satisfies the conditions set forth in Sections 3.9(i), 3.10, 3.12 and 3.13 as and when such conditions are required to be satisfied, PFG shall be deemed to have waived the Specified Defaults. Obligor hereby acknowledges and agrees that except as specifically provided herein, nothing in this Section or anywhere in this Modification shall be deemed or otherwise construed as a waiver by PFG of any of its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise. The waiver of Specified Defaults set forth in this Modification shall be limited precisely as written and shall not be deemed (a) to be a forbearance, waiver or modification of any other term or condition of the Loan Agreement or of any other instrument or agreement referred to therein or to prejudice any right or remedy which PFG may now have or may have in the future under or in connection with the Loan Agreement or any instrument or agreement referred to therein; (b) to be a consent to any future amendment or modification, forbearance or waiver to any instrument or agreement the execution and delivery of which is consented to hereby, or to any waiver of any of the provisions thereof; or (c) to limit or impair PFG’s right to demand strict performance of all terms and covenants as of any date, subject to this Modification. The Loan Agreement, as amended hereby, shall continue in full force and effect.

5.           FORBEARANCE BY PFG.

5.1           In consideration of, among other things, Obligors’ compliance with each and every term of the Loan Agreement, PFG hereby agrees to forbear from exercising its rights and remedies as a result of the Specified Defaults and not to accelerate the due date of Obligations or exercise remedies against Collateral due to the Specified Defaults (only) (to “forbear”) until the earliest to occur of: (i) the occurrence an Event of Default under any Loan Document (with the sole exception of the Specified Defaults and, for the avoidance of doubt, an Event of Default under Section 6.1(o) of the Loan Agreement due to any reason other than those specified in item (5) of the second Recital to this Modification shall not be deemed a Specified Default), (ii) the breach of any obligation under this Modification the performance of which is due on or prior to December 31, 2013, and (iii) December 31, 2013 (the period commencing on the Modification Effective Date and ending on the earliest of (i), (ii) and (iii) above shall be referred to as the “Forbearance Period”). At all times during the Forbearance Period, Borrower shall comply with all terms and conditions of the Loan Agreement and the Existing Loan Documents including, without limitation, all representations, warranties, affirmative and negative covenants contained in the Loan Agreement and other Existing Loan Documents.

5.2           Borrower hereby acknowledges and agrees that nothing contained in this section or in any other section of this Agreement shall be deemed or otherwise construed as a waiver by PFG of the Specified Defaults or any other Default or Event of Default (except as expressly set forth in Section 4, whether now existing or hereafter arising) or of any of its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise. Upon the expiration of the Forbearance Period, the agreement of PFG to forbear as set forth in this Agreement shall automatically terminate and PFG may immediately commence enforcing its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise, in such order and manner as PFG may determine appropriate.

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6.           PAYMENT OF FEES AND EXPENSES. Obligor shall promptly pay to PFG its reasonable out-of-pocket fees and expenses in connection with this Modification, including reasonable attorneys’ fees and, for the avoidance of doubt, all of PFG’s out-of-pocket expenses associated with its planned visit with Borrower in November 2013 and the separate Collateral audit specified in Section 11.4.

7.           RATIFICATION OF EXISTING LOAN DOCUMENTS. Obligor hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of each of the Existing Loan Documents, as amended, to which it is a party.

8.           REPRESENTATIONS AND WARRANTIES.

8.1         Representations of the Obligors. Each Obligor represents and warrants that:

(a)          upon giving effect to this Modification, including any updated schedules and exhibits to Section 3 of the Loan Agreement attached hereto, and assuming Obligor's satisfaction of the conditions set forth in Section 11 hereof (i) except as expressly set forth with specificity in the Schedule of Exceptions appended hereto as Exhibit A, the representations and warranties set forth in Section 3 of the Loan Agreement are true, accurate and complete in all material respects as if made as of the date hereof, and (ii) no Default or Event of Default (other than the Specified Defaults) has occurred and is continuing or would result from the performance of the Existing Loan Documents as modified hereby;

(b)          Obligor has the corporate power and authority to execute and deliver this Modification and to perform its Obligations under the Existing Loan Documents, as amended by this Modification, and the person(s) executing this Modification on behalf of Obligor are duly empowered to do so;

(c)          the articles of incorporation and other formation and organizational documents of Obligor provided to PFG on the date of the Loan Agreement remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect or, if any such documents have been amended, supplemented or restated or are no longer true, accurate and complete, Obligor shall provide true, complete, correct and current versions of such documents as additional conditions to this Modification under Section 11;

(d)          the execution and delivery by Obligor of this Modification and the performance by Obligor of its Obligations under the Loan Agreement have been duly authorized by all necessary corporate action on the part of Obligor;

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(e)          this Modification has been duly executed and delivered by Obligor and (i) constitutes the binding obligation of Obligor, enforceable against Obligor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights; and (ii) does not conflict in any material respects with any law or regulation or judgment or the organizational documents of Obligor, or any agreement or document to which Obligor is a party or which is binding upon it or any of this assets; and (iii) does not require any authorization, approval, consent, license or registration in any jurisdiction for its execution, performance, validity or enforceability unless such authorization, approval, consent, license or registration has been obtained;

(f)          Obligor acknowledges that PFG has acted in good faith and has conducted in a commercially reasonable manner its relationship with Obligor in connection with this Modification and in connection with the Existing Loan Documents;

(g)          with respect to Loan Document binding upon a Group Member not party to this Modification, each such Group member has been apprised of this Modification, has consented to Obligor’s execution and delivery of this Modification and has agreed, if so requested by PFG, to promptly execute and deliver to PFG a reaffirmation of its obligations under any Existing Loan Documents to which it is a party or is bound;

(h)          the IP Security Agreements disclose an accurate, complete and current listing of all Collateral that consists of Intellectual Property (as defined in said IP Security Agreement) or Obligor has included revised and updated Intellectual Property schedules as part of an update to the Representations required in Section 11.3 of this Modification;

(i)          without limiting the scope of Obligor’s representation under clause (a) of this Section 8.1, with all references to Conversion Stock being construed to include the shares of common stock issuable under the Note and all Warrants after giving effect to this Modification, Obligor makes the representations and warranties set forth in Section 3.16 of the Loan Agreement as if made as of the Modification Effective Date, with any exceptions as scheduled in Exhibit A;

(j)          appended as Exhibit B is a true and correct the Capitalization Table referenced in Section 3.16 of the Loan Agreement (as of the Modification Effective Date); and

(k)          Obligor understands and acknowledges that PFG is entering into this Modification in reliance upon, and in partial consideration for, the above representations and warranties, and agrees that such reliance is reasonable and appropriate.

8.2         Representations of PFG. PFG represents and warrants that:

(a)          Investment Experience. PFG is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and was not organized for the specific purpose of acquiring the Securities. PFG is aware of the Obligors’ business affairs and financial condition and has acquired sufficient information about the Obligors’ to reach an informed and knowledgeable decision to acquire the Securities. PFG has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the acquisition of the Securities.

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(b)          Investment Intent. PFG is purchasing the Securities for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act. PFG understands that the Securities have not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of PFG's investment intent as expressed herein.

(c)          Authorization. PFG has all requisite power and has taken all requisite action required of it to carry out and perform all of its obligations hereunder. The execution and delivery of this Modification has been duly authorized, executed and delivered on behalf of PFG and constitutes the valid and binding agreement of PFG, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) as limited by equitable principles generally. The consummation of the transactions contemplated herein and the fulfillment of the terms herein will not result in a breach of any of the terms or provisions of PFG's constitutional documents or instruments.

(d)          Restrictive Legends. The Securities have not been registered under any securities laws. Accordingly, any certificates representing the Securities and any share certificates issued pursuant to the exercise or exchange of and of the Securities shall (until receipt of an opinion of counsel in customary form that such legend is no longer necessary) bear the following legend:

“THIS SECURITY AND STOCK ISSUABLE UPON EXERCISE OR EXCHANGE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN CUSTOMARY FORM THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.”

9.           NO DEFENSES. Borrower agrees that, as of the date hereof, it has no defenses against its obligations to pay and perform any and all Obligations, including Obligations arising under this Modification.

10.         CONTINUING VALIDITY. Obligor understands and agrees that in modifying the Loan Agreement, PFG is relying upon Obligors’ representations, warranties, and agreements, as set forth in the Existing Loan Documents, including as to its proper authorization and execution by Obligor. Except as expressly modified pursuant to this Modification, the terms of the Existing Loan Documents remain unchanged and in full force and effect. PFG's agreement to modify the Loan Agreement pursuant to this Modification in no way shall obligate PFG to make any future consents, waivers or modifications to the Obligations. Nothing in this Modification shall constitute a satisfaction of the Obligations or a waiver of any default under the Existing Loan Documents other than the Specified Defaults. It is the intention of PFG and Obligor to retain as liable parties all makers and guarantors of Obligations under the Existing Loan Documents. Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Modification other than with respect to the Specified Defaults. The terms of this paragraph apply not only to this Modification, but also to all subsequent loan modification agreements.

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11.         CONDITIONS. The effectiveness of this Modification is conditioned upon satisfaction of the conditions specified below on or prior to the Modification Effective Date or, if so specified, when otherwise required to be satisfied:

11.1         Execution and Delivery. Borrower and Guarantor shall have duly executed and delivered a counterpart of this Modification to PFG.

11.2         Payment of PFG Expenses. Obligor shall pay to PFG all reasonable expenses incurred in connection with this Modification, which expenses shall include all reasonable attorneys’ fees and expenses and PFG expenses incurred in connection with visiting Borrower in November 2013 as if such visit were an inspection or audit occasioned by an Event of Default.

11.3         Updates to Obligor Information. Obligor shall have delivered to PFG a true, correct and current version of the Representations with a comparison to the version delivered as of July 17, 2013.

11.4         Constitutional and Authority Documents. To the extent the same may have been modified or superseded or are no longer accurate since the date of the Loan Agreement, PFG shall have received copies, certified by a duly authorized officer of each Obligor, to be true and complete as of the date hereof, of each of (i) the governing documents of each Obligor as in effect on the date hereof, (ii) any necessary resolutions of each Obligor authorizing the execution and delivery of this Modification, the other documents executed in connection herewith and each Obligor’s performance of all of the transactions contemplated hereby, and (iii) an incumbency certificate giving the name and bearing a specimen signature of each individual who shall be so authorized on behalf of each Obligor.

11.5         Amendment and Restatement of Warrants. The Warrants previously issued to PFG and its designees shall have been amended and restated, inter alia, to reflect new Conversion and Exchange Prices and to include provisions paralleling new Schedule Section 1(d), as added by Section 3.3 hereof.

11.6         Amendment of Registration Rights Agreement. The Registration Rights Agreement in favor of PFG shall have been amended to include within the definition of “Registrable Securities” the stock and warrants issued under Section 3.10 and 11.7 hereof.

11.7         Security Certificates. Borrower shall deliver certificates representing the shares to be issued pursuant to Section 3.10 to PFG.

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11.8         Amendment of Note. Borrower shall have executed and delivered that certain Restated Promissory Note, amending and restating that certain Senior Convertible Promissory Note dated as of July 17, 2013 and issued by Borrower in favor of PFG, inter alia, to amend the Conversion Price to $1.50 per share and to reflect new Schedule Section 1(d).

11.9         Amendment of Warrants. Borrower shall have executed and delivered Amendments and Restatements of those certain Warrants and Conditionally-Exercisable Warrants issued by Borrower to PFG and its designees dated as of July 17, 2013, inter alia, to increase the aggregate number of shares issuable from 220,000 shares to 555,555 shares, and to amend the exercise price to $3.00 per share.

11.10         Representations. The Representations previously issued to PFG shall have been updated and such updates shall have been provided to PFG.

12.         REAFFIRMATION OF GUARANTY. Each Guarantor under that certain Cross-Corporate Continuing Guaranty and Security Agreement dated the date of the Loan Agreement (the “Guaranty”) hereby covenants and agrees with PFG that: (i) all Obligations now or hereafter under the Loan Agreement as to which Guarantor has obligations under the Guaranty shall include Obligations under the Loan Agreement, as amended by this Modification; (ii) all Obligations now or hereafter under the Loan Agreement as to which Guarantor has obligations as an Obligor shall include Obligations under the Loan Agreement, as amended by this Modification; and (iii) there are no offsets, claims or defenses of any kind to the Obligations under the Loan Agreement (as Obligor) or under the Guaranty held by any Guarantor, and that the Guaranty is hereby ratified and confirmed in all respects.

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13         RELEASE. Borrower and each other Obligor (each, a “Releasor”) hereby forever relieves, releases, and discharges PFG and each of its present or former employees, officers, directors, agents, representatives, attorneys (the “Indemnitees”), from any and all possible claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Modification, which any Releasor or any of their respective partners, members, officers, agents or employees may now or hereafter have against the Indemnitees, if any, and irrespective of whether any of the foregoing arise out of contract, tort, violation of laws or regulations or otherwise, breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, violation of any federal or state securities or Blue Sky laws or regulations, conflict of interest, negligence, bad faith, malpractice, violations of the racketeer Influenced and Corrupt Organizations Act, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortuous interference with corporate governance or prospective business advantage, deceptive trade practices, libel, slander, conspiracy or any claim relating to the Existing Loan Documents or the transactions contemplated therein (collectively “Released Claims”). Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner connected with or related to the Existing Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing. In furtherance of this release, each Releasor expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows: “A general release does not extend to claims which the creditor does not know or expect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” By entering into this release, each Releasor recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of each Releasor hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if any Releasor should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, no Releasor shall be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances. Each Releasor acknowledges that it is not relying upon and has not relied upon any representation or statement made by PFG with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights. This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Each Releasor acknowledges that the release contained herein constitutes a material inducement to PFG to enter into this Modification, and that PFG would not have done so but for PFG’s expectation that such release is valid and enforceable in all events. Each Releasor hereby represents and warrants to PFG, and PFG is relying thereon, as follows: (i) except as expressly stated in this Modification, neither PFG nor any agent, employee or representative of PFG has made any statement or representation to any Releasor regarding any fact relied upon by any Releasor in entering into this Modification; (ii) each Releasor has made such investigation of the facts pertaining to this Modification and all of the matters appertaining thereto, as it deems necessary; (iii) the terms of this Modification are contractual and not a mere recital; (iv) this Modification has been carefully read by each Releasor, the contents hereof are known and understood by each Releasor, and this Modification is signed freely, and without duress, by each Releasor; (v) each Releasor represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released. Obligor shall indemnify PFG, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

14.         MISCELLANEOUS; ADDITIONAL DEFINITIONS. The quotation marks around modified clauses set forth herein and any differing font styles, if any, in which such clauses are presented herein are for ease of reading only and shall be ignored for purposes of construing and interpreting this Modification. The Recitals to this Modification are expressly incorporated by reference herein. The term “Obligor” means each Obligor, jointly and severally.

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15.         INCORPORATION OF PROVISIONS. The provisions of Section 8 of the Loan Agreement are incorporated by reference herein and made applicable to this Modification.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Modification to be executed and delivered as of the Modification Effective Date.

Borrower:		PFG:

Healthcare Corporation of America, a Delaware corporation (FKA “Selway Capital Acquisition Corporation”)		PARTNERS FOR GROWTH III, L.P.

		By	/s/ Jason Georgatos

By:	/s/ Yoram Bibring	Name:	Jason Georgatos

Name:	Yoram Bibring	Title: Manager, Partners for Growth III,
LLC, Its General Partner
Title:	Chief Financial Officer

Guarantor/Obligor:		Guarantor/Obligor:

Healthcare Corporation of America, a New Jersey corporation		Prescription Corporation of America, a New Jersey corporation

By:	/s/ Yoram Bibring	By:	/s/ Yoram Bibring

Name:	Yoram Bibring	Name:	Yoram Bibring

Title:	Chief Financial Officer	Title:	Chief Financial Officer

Guarantor/Obligor:

PCA Benefits, Inc., a New Jersey corporation

By:	/s/ Yoram Bibring

Name:	Yoram Bibring

Title:	Chief Financial Officer